UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2011

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2011, the Registrant's subsidiaries, Antargaz and AGZ Holding, the parent company of Antargaz, executed a new Senior Facilities Agreement (the "Agreement") with a final maturity date of March 15, 2016 among (i) AGZ Holding and Antargaz, as Borrowers, (ii) Natixis, as Facility Agent and Security Agent (the "Agent"), (iii) BNP Paribas, Caisse Régionale de Crédit Agricole Mutuel de Paris et d'Ile de France, Credit Lyonnais and Natixis, as Mandated Lead Arrangers and Bookrunners, (iv) Barclays Bank PLC, Banque Commerciale pour le Marché de l’Entreprise and ING Belgium SA, Succursale en France, as Mandated Lead Arrangers, (v) Banco Bilbao Vizcaya Argentaria, Crédit du Nord, HSBC France, Crédit Suisse International, Bred Banque Populaire and Banque Palatine, as Arrangers, and (vi) the financial institutions party thereto. The Agreement provides for a €380 million term loan and a €40 million revolving credit facility. Upon notice to the Agent, the Borrower may prepay the outstanding principal amount of a borrowing, in whole or in part, without premium or penalty. The obligations of AGZ Holding and Antargaz under the Agreement are secured by (i) a pledge of the shares of Antargaz as well as a pledge of the shares of Antargaz’ subsidiaries, Gaz Energie Distribution and Aquitaine Rhône Gaz, (ii) a pledge of AGZ Holding's and Antargaz’ receivables, and (iii) a first demand guarantee granted by the Registrant up to a cap of €100 million in the aggregate.

The proceeds of the €380 million term loan were used to repay the outstanding balance of €380 million in principal under AGZ Holding’s and Antargaz' existing Senior Facilities Agreement dated December 7, 2005 (as amended from time to time), which was terminated effective upon the execution of the Agreement.

The borrowings on the term loan and revolving credit facility will bear interest, in whole or in part, at a one, two, three, or six-month Euribor rate, plus a margin and mandatory costs, as defined in the Agreement. The margin on borrowings (which ranges from 1.75% to 2.50%) is dependent upon AGZ Holding’s ratio of total net debt ("Total Net Debt") to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Agreement. For initial interest periods and until the delivery of the compliance certificate as of the testing date ending on September 30, 2011, the borrowings will bear interest at an Euribor rate plus 2.25%.

The €380 million term loan will be repaid in three installments with the first installment of 10% of the outstanding principal amount due on May 31, 2014. The second installment of 10% of the outstanding principal amount will be due on May 31, 2015 and the remaining outstanding principal amount will be due on March 15, 2016.

The Agreement includes usual and customary covenants for credit agreements of this type, including covenants restricting the incurrence of additional indebtedness, liens, guarantees, investments, loans and advances, payments, mergers, consolidation, payment of dividends, repayment of shareholder loans, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. In addition, Antargaz must maintain a ratio of Total Net Debt to EBITDA equal to or less than 3.50 to 1.

In the event of a default, the Agent shall, at the request of, or may, with the consent of, the required financial institutions, declare the amounts outstanding under the Agreement, including all accrued interest and unpaid fees, payable upon demand.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Agreement is hereby incorporated into Item 2.03(a) by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

March 18, 2011	By:	Robert C. Flexon

Name: Robert C. Flexon
Title: Chief Financial Officer